Exhibit 10.33

FAMILY DOLLAR

COMPENSATION DEFERRAL PLAN

(as amended and restated effective January 1, 2005)

1.                                      Name:

This plan shall be known as the “Family Dollar Compensation Deferral Plan” (the “Plan”).

2.                                      Purpose and Intent:

Family Dollar Stores, Inc. and Family Dollar, Inc. (collectively, the “Corporation”) established this Plan effective March 30, 2003 for the purpose of providing certain of its associates with the opportunity to defer payment of certain base salary and annual bonuses in accordance with the terms and provisions set forth herein.  The Corporation is hereby amending and restating the Plan effective as of January 1, 2005 (the “Restatement Date”) to reflect certain design changes in order for the Plan to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and to otherwise meet current needs.  It is the intent of the Corporation that amounts deferred under the Plan by an associate shall not be taxable to the associate for income tax purposes until the time actually received by the associate. The provisions of the Plan shall be construed and interpreted to effectuate that intent.

3.                                      Definitions:

For purposes of the Plan, the following terms have the following meanings:

“Account” means the account established to record a Participant’s interest under the Plan attributable to amounts credited to the Participant pursuant to the Plan. The Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her Beneficiary, pursuant to the Plan.

“Annual Bonus” means, with respect to a Participant, any annual bonus payable to the Participant pursuant to any bonus compensation plan of a Participating Employer approved for purposes of this Plan by the Plan Committee, provided that any such plan shall provide for “performance-based compensation” within the meaning of Code Section 409A.

“Associate” means an individual employed by a Participating Employer.

“Beneficiary” means any person or trust designated by a Participant in accordance with procedures adopted by the Plan Committee to receive the Participant’s Account in the event of the Participant’s death. If the Participant does not designate a Beneficiary, the Participant’s Beneficiary is his or her spouse, or if not then living, his or her estate.

“Board” means the Board of Directors of Family Dollar Stores, Inc.

“CEO” means the Chief Executive Officer of Family Dollar Stores, Inc.

“Class Year Deferrals” means, for each Plan Year beginning on or after January 1, 2006, the deferrals under Paragraph 5(b) below of a Participant’s base salary for the Plan Year plus the deferral of any portion of the Participant’s Annual Bonus earned for services rendered during the fiscal year of the Corporation ending during such Plan Year, including any related adjustments for deemed investments in accordance with Paragraph 5(d) below.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes any valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

“Compensation Committee” means the committee of individuals who are serving from time to time as the Compensation Committee of the Board.

“Disability” means “disability” as defined under applicable laws for purposes of receiving Social Security benefits.  A “Disabled” Participant means a Participant suffering from a Disability.  A Participant’s “Date of Disability” is the date that the Plan Committee is first notified that the Participant is Disabled.

“Eligible Associate” means an Associate designated as an Eligible Associate pursuant to Paragraph 5(a).

“Participant” means an Eligible Associate who has elected to defer compensation under the Plan as provided in Paragraph 5(b).

“Participating Employer” means the Corporation and any other incorporated or unincorporated trade or business that adopts the Plan.

“Payment Sub-Account” means a portion of a Participant’s Account established by the Plan Committee to facilitate the administration of distributions under the Plan, including without limitation Payment Sub-Accounts representing (i) each separate set of Class Year Deferrals and (ii) each separate set of deferrals related to Plan Years before January 1, 2006.

“Plan Committee” means the administrative committee under the Savings Plan.

“Plan Year” means the calendar year.

“Savings Plan” means the Family Dollar Employee Savings and Retirement Plan and Trust, as in effect from time to time.

“Separation from Service” means a Participant’s “separation from service” with the Participating Employers within the meaning of Code Section 409A.

4.                                      Administration:

The Plan Committee shall be responsible for administering the Plan. The Plan Committee shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Plan Committee shall have the power to construe and interpret the Plan and to determine all questions that arise thereunder. The Plan Committee shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Plan Committee may appoint any agents that it deems necessary for the effective performance of its duties, and may delegate to those agents those powers and duties that the Plan Committee deems expedient or appropriate that are not inconsistent with the intent of the Plan. All decisions of the CEO, the Plan Committee and the Compensation Committee upon all matters within the scope of his or its authority shall be made in the Chief Executive Officer’s, Plan Committee’s or Compensation Committee’s sole discretion and shall be final and conclusive on all persons, except to the extent otherwise provided by law.

5.                                      Eligibility, Deferrals and Account Adjustments:

(a)                                  Eligibility. For each Plan Year, (i) the Compensation Committee shall designate which Associates who are “named executive officers” in the Corporation’s annual proxy statement shall be Eligible Associates for the Plan Year, and (ii) the CEO shall designate which Associates other than the “named executive officers” shall be Eligible Associates for the Plan Year; provided, however, that the determination of Eligible Associates shall be made consistent with the requirement that the Plan be a “top hat” plan for purposes of the Associate Retirement Income Security Act of 1974, as amended. An Associate designated as an Eligible Associate with respect to one Plan Year need not be designated as an Eligible Associate for any subsequent Plan Year.

(b)                                 Elections to Defer. A person who is an Eligible Associate for a Plan Year may elect to defer a percentage of the Eligible Associate’s base salary for the Plan Year and a percentage of any Annual Bonus for performance during the fiscal year of the Corporation ending during the Plan Year. The Plan Committee shall establish from time to time the minimum and maximum percentages for deferral elections, which may be different for elections to defer base salary and elections to defer Annual Bonuses and which may vary among groups of Eligible Associates.  Elections to defer base salary or Annual Bonuses for a Plan Year must be made before the first day of the Plan Year, provided that a newly hired Eligible Associate who first becomes eligible to participate in the Plan after the start of the Plan Year may make such deferral election within thirty (30) days after first becoming eligible to participate in the Plan as notified by the Plan Committee.  All elections made under this Paragraph 5(b) shall be made in writing on a form, or pursuant to other non-written procedures, as may be prescribed from time to time by the Plan Committee and shall be irrevocable for the Plan Year. An election to defer made by an Eligible Associate with respect to any base salary or Annual Bonus payable for a Plan Year shall not automatically apply with respect to any base salary or Annual Bonus payable for any subsequent Plan Year.  Amounts deferred under the Plan shall not be taken into account for purposes of determining contributions or allocations under the Savings Plan.

(c)                                  Establishment of Accounts. A Participating Employer shall establish (or cause to be established) an Account for each Participant employed by the Participating Employer. Each Account shall be designated by the name of the Participant for whom established. The amount of any base salary or Annual Bonus deferred by a Participant shall be credited to the Participant’s Account as of the date the base salary or Annual Bonus would have otherwise been paid to the Participant.

(d)                                 Account Adjustments for Deemed Investments. The Plan Committee shall from time to time designate one or more investment vehicle(s) in which the Accounts of Participants shall be deemed to be invested. Each Participant may designate the investment vehicle(s) in which his or her Account shall be deemed to be invested according to the procedures developed by the Plan Committee, except as otherwise required by the terms of the Plan. No Participating Employer shall be under an obligation to acquire or invest in any of the deemed investment vehicle(s), and any acquisition of or investment in a deemed investment vehicle by a Participating Employer shall be made in the name of the Participating Employer and shall remain the sole property of the Participating Employer. The Plan Committee shall also establish from time to time a default investment vehicle into which a Participant’s Account shall be deemed to be invested if the Eligible Associate fails to provide investment instructions to the Plan Committee.  Account adjustments shall be applied pro rata among a Participant’s various Payment Sub-Accounts.

(e)                                  Timing of Adjustments. The adjustments to Accounts for deemed investments as provided in Paragraph 5(d) shall be made from time to time at such intervals as determined by the Plan Committee. The Plan Committee may determine the frequency of account adjustments by reference to the frequency of Account adjustments under another plan sponsored by a Participating Employer. The amount of the adjustment shall equal the amount that the Participant’s Account would have earned (or lost) for the period since the last adjustment had the Account actually been invested in the deemed investment vehicle(s) designated by the Participant for the period.

(f)                                    Other Contributions.  A Participating Employer may from time to time, in its sole and exclusive discretion, elect to credit a Participant’s Account with additional amounts not otherwise contemplated by this Paragraph 5, which amounts shall be subject to the provisions hereof related to Account adjustments and payments.  Any such amounts shall be included as part of the Class Year Deferrals for the Plan Year credited.

(g)                                 Statements of Account. Each Participant shall receive a statement of the Participant’s Account balance no less frequently than annually.

6.                                      Distribution Provisions for 2005:

(a)                                  In-Service Withdrawals.  Each Participant who is in the active service of a Participating Employer shall be given the opportunity up through November 30, 2005 (or such other date during 2005 as selected by the Plan Committee) to elect a distribution of some or all of the Participant’s Account balance as of such date and to cancel any deferral elections that would otherwise apply during December 2005.  Such distribution shall be made on or before December 31, 2005.  Unless otherwise specified, a distribution under this Paragraph 6(a) of less than a

Participant’s entire Account balance shall be made pro rata from each Payment Sub-Account maintained under the Plan for the Participant.

(b)                                 Special Payment Elections.  Each Participant employed with the Corporation as of a date specified by the Plan Committee prior to December 31, 2006 shall be given the opportunity during an election window specified by the Plan Committee ending no later than December 31, 2006 to make a payment election applicable separately to each Payment Sub-Account maintained under the Plan for the Participant, in each case to the extent such amounts are not otherwise withdrawn during 2005 pursuant to Paragraph 6(a) above.  The Participant may in each case elect from among the payment options set forth in Paragraph 7(b) below, and such election shall be immediately effective.  In the event a Participant covered by this Paragraph 6(b) fails to make a payment election with respect to any Payment Sub-Account, the payment method shall be (x) the payment method most recently elected by the Participant under the Plan according to the records of the Plan Committee, even if that prior payment election had not yet become effective, or (y) in the absence of any such prior payment election, a lump sum payment following Separation from Service or Disability as set forth in Paragraph 7(b) below.  Any subsequent change to such payment election must comply with the requirements of Paragraph 7(c) below.  Payments pursuant to such election shall otherwise be subject to the requirements of Paragraph 7 below.

7.                                      Distribution Provisions After 2005:

(a)                                  Class Year Payment Elections.  A Participant for any Plan Year beginning on or after January 1, 2006 shall elect from among the available forms of payment set forth in Paragraph 7(b) below the form of payment that shall apply to the Payment Sub-Account comprised of the Class Year Deferrals for each such Plan Year.  The payment election shall be made coincident with the deferral elections under Paragraph 5(b) above for such Plan Year.

(b)                                 Available Forms of Payment.  A Participant shall select from among the following forms of payment for each Payment Sub-Account to which separate payment elections are made available pursuant to Paragraphs 6(b) and 7(a) above.  The Participant must select a single form of payment applicable to each Payment Sub-Account (i.e., a Payment Sub-Account may not be “split” among more than one form of payment):

(i)                                     Lump Sum Payment Following Separation from Service or Disability.  The balance of the applicable Payment Sub-Account shall be payable in a single cash payment as soon as administratively practicable after the earlier of (A) six months after the Participant’s Separation from Service or (B) the Participant’s Date of Disability; or

(ii)                                  Lump Sum Payment In Specified Year.  The balance of the applicable Payment Sub-Account shall be payable in a single cash payment during the first 90 days of the calendar year elected by the Participant; provided, however, that the payment shall be made as soon as administratively practicable after the earlier of (A) six months after the Participant’s Separation from Service or (B) the Participant’s Date of Disability; or

(iii)                               Annual Installments Following Separation from Service or Disability.  The balance of the applicable Payment Sub-Account shall be payable in annual installments over a period of five (5) or ten (10) years as selected by the Participant commencing as soon as administratively practicable after the earlier of (A) six months after the Participant’s Separation from Service or (B) the Participant’s Date of Disability; or

(iv)                              Annual Installments Commencing In Specified Year.  The balance of the applicable Payment Sub-Account shall be payable in annual installments over a period of five (5) or ten (10) years as selected by the Participant commencing during the first 90 days of the calendar year elected by the Participant; provided, however, that the installments shall commence as soon as administratively practicable after the earlier of (A) six months after the Participant’s Separation from Service or (B) the Participant’s Date of Disability.

A Participant who fails to make a payment election for a Payment Sub-Account in accordance with the provisions of this Paragraph 7(b) shall be deemed to have elected for such Payment Sub-Account a lump sum payment following Separation from Service or Disability.

(c)                                  Subsequent Changes to Payment Elections.  A Participant who is in the active service of a Participating Employer may change the timing or form of payment elected under Paragraph 7(b)(ii) or (iv) above, or the timing or form of payment subsequently elected under this Paragraph 7(c), with respect to a Payment Sub-Account only if (i) such election is made at least twelve (12) months prior to the date the payment of the Payment Sub-Account would have otherwise commenced and (ii) the effect of such election is to defer commencement of such payments by at least five (5) years.

(d)                                 Default Lump Sum Payment.  Notwithstanding any provision herein to the contrary, a Participant’s entire Account balance shall be payable in a single cash payment on or as soon as administratively practicable after the Participant’s Separation from Service if, as of the Participant’s date of Separation from Service, either (i) the Participant has less than two (2) years of employment (measured from the Participant’s hire date) or (ii) the balance of the Participant’s Account is less than $25,000.

(e)                                  Installments.  If amounts are payable to a Participant in the form of annual installments, the first annual installment shall be paid commencing per the applicable election set forth in Paragraph 7(b) above, and each subsequent annual installment shall be paid on or about the anniversary of the first installment.  The amount payable on each payment date shall be equal to the balance of the applicable Sub-Account Account on the applicable payment date divided by the number of remaining installments (including the installment then payable).

(f)                                    Death.  If a Participant dies after having commenced installment payments, any remaining unpaid installment payments shall be paid to the Participant’s Beneficiary as and when they would have otherwise been paid to the Participant had the Participant not died. If a Participant Separates from Service due to death, the Participant’s Account shall be payable to the Participant’s Beneficiary commencing as soon as administratively practicable after the Participant’s death in the form of either a single cash payment or five (5) or ten (10) annual installments as elected by the Participant pursuant to this Paragraph 7(f).  Such payment method election shall be made by the Participant at such time or times and pursuant to such procedures as the Plan Committee may establish from time to time consistent with the requirements of Code Section 409A.  If a Participant fails to make a payment method election under this Paragraph 7(f), the method of payment to the Beneficiary shall be a single cash payment.

(g)                                 Withdrawals on Account of an Unforeseeable Emergency.  A Participant who is in active service with a Participating Employer may, if permitted by the Plan Committee, receive a refund of all or any part of the amounts previously credited to the Participant’s Account in the case of an “unforeseeable emergency.”  A Participant requesting a payment pursuant to this Paragraph 7(g) shall have the burden of proof of establishing, to the Plan Committee’s satisfaction, the existence of an “unforeseeable emergency,” and the amount of the payment needed to satisfy the same. In that regard, the Participant must provide the Plan Committee with such financial data and information as the Plan Committee may request. If the Plan Committee determines that a payment should be made to a Participant under this Paragraph 7(g), the payment shall be made within a reasonable time after the Plan Committee’s determination of the existence of the “unforeseeable emergency” and the amount of payment so needed. As used herein, the term “unforeseeable emergency” means a severe financial hardship to a Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that constitute an “unforeseeable emergency” shall depend upon the facts of each case, but, in any case, payment may not be made to the extent that the hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. Examples of what are not considered to be “unforeseeable emergencies” include the need to send a Participant’s child to college or the desire to purchase a home. Withdrawals of amounts because of an “unforeseeable emergency” may not exceed an amount reasonably needed to satisfy the emergency need.

(h)                                 Other Payment Provisions.  To be effective, any elections under Paragraphs 6 or 7 herein shall be made on such form, at such time and pursuant to such procedures as determined by the Plan Committee in its sole discretion from time to time. Any deferral or payment hereunder shall be subject to applicable payroll and withholding taxes.  In the event any amount becomes payable under the provisions of the Plan to a Participant, Beneficiary or other person who is a minor or an incompetent, whether or not declared incompetent by a court, such amount may be paid directly to the minor or incompetent person or to such person’s fiduciary (or attorney-in-fact in the case of an incompetent) as the Plan Committee, in its sole discretion, may decide, and the Plan Committee shall not be liable to any person for any such decision or any payment pursuant thereto.

8.                                      Amendment, Modification and Termination of the Plan:

The Board shall have the right and power at any time and from time to time to amend the Plan in whole or in part and at any time to terminate the Plan; provided, however, that no amendment or termination may reduce the amount actually credited to a Participant’s Account on the date of the amendment or termination, or further defer the due dates for the payment of the amounts, without the consent of the affected Participant. Notwithstanding any provision of the Plan to the contrary but only to the extent permitted by Code Section 409A, in connection with any termination of the Plan the Compensation Committee shall have the authority to cause the Accounts of all Participants (and Beneficiaries of any deceased Participants) to be paid in a single cash payment as of a date determined by the Compensation Committee or to otherwise accelerate the payment of all Accounts in such manner as the Compensation Committee determines in its discretion.

9.                                      Claims Procedures:

Claims for benefits under the Plan shall be addressed pursuant to the claims procedures applicable under the Savings Plan.  Any decision pursuant to such claims procedures shall be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law.

10.                               Indemnity of Plan Committee:

The Participating Employers shall indemnify and hold harmless the Plan Committee (and each individual member thereof) and any Associate to whom the duties of the Plan Committee may be delegated from and against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the Plan Committee (or any individual member thereof) or any such Associate.

11.                               Notice:

Any notice or filing required or permitted to be given to the Plan Committee under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, postage pre-paid, to the address below:

Family Dollar Stores, Inc.

Attn: Plan Committee for the Family Dollar Compensation Deferral Plan

P.O. Box 1017

Charlotte, NC 28201-1017

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, postage pre-paid, to the last known address of the Participant.

12.                               Applicable Law:

The Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the state of North Carolina.

13.                               Compliance With Code Section 409A:

The Plan is intended to comply with Code Section 409A.  Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with this intent.

14.                               Miscellaneous:

A Participant’s rights and interests under the Plan may not be assigned or transferred by the Participant.  In that regard, no part of any amounts credited or payable hereunder shall, prior to actual payment, (i) be subject to seizure, attachment, garnishment or sequestration for the payment of debts, judgments, alimony or separate maintenance owed by the Participant or any other person, (ii) be transferable by operation of law in the event of the Participant’s or any person’s bankruptcy or insolvency or (iii) be transferable to a spouse as a result of a property settlement or otherwise. The Plan shall be an unsecured and unfunded arrangement. To the extent the Participant acquires a right to receive payments from the Participating Employers under the Plan, the right shall be no greater than the right of any unsecured general creditor of the Participating Employers. Nothing contained herein may be deemed to create a trust of any kind or any fiduciary relationship between a Participating Employer and any Participant. Designation as an Eligible Associate or Participant in the Plan shall not entitle or be deemed to entitle the person to continued employment with the Participating Employers. The Plan shall be binding on the Corporation and any successor in interest of the Corporation.

IN WITNESS WHEREOF, this Instrument is executed by the respective duly authorized officers of FAMILY DOLLAR STORES, INC. and FAMILY DOLLAR, INC. on November    , 2005.

FAMILY DOLLAR STORES, INC.

By:
Name:
Title:

FAMILY DOLLAR, INC.

By:
Name:
Title: